Exhibit 99.1

MUELLER WATER PRODUCTS, INC.

500 West Eldorado Street, Decatur, Illinois 62522

FOR IMMEDIATE RELEASE

CONTACT:	Walt Smith, Treasurer
wsmith@muellerflo.com
(217) 425-7320

Mueller Water Products, Inc. Announces Preliminary Financial Highlights for 2004 Fiscal Year, Further Update on Accounting Investigation, Restatement of Prior Period Financials

Management Change and Proposed Waiver under Credit Facility

Decatur, Illinois, January 28, 2005 / —Mueller Water Products, Inc. (the “Company”) today announced preliminary financial highlights for fiscal 2004 and an update on its accounting investigation, including a restatement of prior period financials and management changes, and its intent to seek a waiver under its credit facility.

Preliminary Financial Highlights for Fiscal Year 2004

The Company reported the following preliminary and unaudited financial highlights for the fiscal year ended September 30, 2004, which reflect the currently expected impact of the restatements described below.  Investors should note that the information presented is estimated and is subject to adjustment in connection with the completion of the Company’s financial statements and related audit.

Net sales for the fiscal year ended September 30, 2004 are estimated to be approximately $1,040 million, an increase of over $100 million compared to net sales for the fiscal year ended September 30, 2003.   The increase in net sales was driven primarily by continued strength and stability in the U.S. residential construction market and increased spending by municipalities on water infrastructure, replacement, repairs and upgrades for our water and infrastructure products segment, and by improved economic conditions in the U.S. non-residential construction market for our piping components segment.

Our EBITDA for the fiscal year ended September 30, 2004 is estimated to be approximately $200 million.  A reconciliation of EBITDA to net income determined in accordance with GAAP is set forth in a table below.  This increase of approximately $35 million compared to 2003 restated EBITDA was driven primarily by increases in sales volumes and prices across our various product lines and, for our piping components segment, by the Star acquisition, and was partially offset by increases in raw materials prices.

Our operating income for the fiscal year ended September 30, 2004 is estimated to be approximately $115 million, an increase of approximately $20 million compared to our restated operating income for the fiscal year ended September 30, 2003.  This increase was driven primarily by increases in sales volumes and prices across our various product lines and, for our piping components segment, by the Star acquisition, and was partially offset by increases in raw materials prices and a stock compensation charge of approximately $20 million incurred in connection with the April recapitalization.

Net income for the fiscal year ended September 30, 2004 is estimated to be relatively flat at approximately $35 million, and includes a pre-tax stock compensation charge of approximately $20 million incurred in 2004 and higher interest expense principally as a result of the April recapitalization.

Consolidated net cash provided by operating activities, as measured under GAAP, for the fiscal year ended September 30, 2004 is estimated to be approximately $80 million, an increase of approximately $15 million from the fiscal year ended September 30, 2003.

Investigation Update

As previously announced, on January 10, 2005, an independent investigation of alleged accounting improprieties at Mueller Water Products, Inc. (the “Company”) was concluded and a report was made to the Audit Committee by the independent law firm retained by the Committee to conduct the investigation.  The Company made the following announcements today concerning the investigation and related events.

The report identified several areas requiring financial review by the Company principally concerning the excess and obsolete (E&O) inventory reserve matters discussed below, the capitalization of costs relating to a project that should have been expensed in prior periods, the accrual of reserves for this project without identifying support for such accruals and the timing of recognition of revenue with regard to full truckload shipments that were not immediately dispatched to customers by certain freight carriers used by the Company.  The Company also has identified some additional annual and interim out-of-period items in the course of finalizing the 2004 financial statements.  In addition, the Company determined that the value it assigned to stock compensation in connection with the April 2004 recapitalization should be revised.  The Company’s management and Audit Committee determined yesterday that the Company’s financial statements for fiscal years 2002 and 2003 and interim periods of fiscal year 2004 should no longer be relied upon.  This determination has been discussed with the Company’s independent registered public accounting firm.  The Company will present its restated financial statements for fiscal years 2002 and 2003 as part of its Annual Report on Form 10-K for 2004.  The Company will also restate its interim periods for fiscal years 2004 and 2003 to, among other things, reflect a higher non-cash stock compensation charge in the third quarter of fiscal year 2004.  Based upon current information, the Company preliminarily estimates that the impact of the restatements will be to reduce operating income and pretax income in 2002 by approximately $2.0 million, and in 2003 by approximately $3.0 million, and to increase operating income and pretax income in 2004 by approximately $5.0 million.

The investigation report did not identify any fraud or intentional misconduct by the Company or any of its employees.  However, the report identified: deficiencies in the Company’s internal controls; a failure to establish, document or properly train personnel with respect to certain accounting policies; a lack of understanding and proper application of certain accounting policies by Company personnel; a lack of sufficient technical expertise and understanding of SEC and accounting rules by financial reporting personnel; an approach by personnel at the Company’s Henry Pratt Company subsidiary to establishing E&O inventory reserves that was at least negligent; and a failure by the Company’s senior financial management to exercise proper diligence over and supervise the Henry Pratt E&O matters, including a lack of appreciation of the impact of such issues on management certifications and management representation letters (or the significance of such certifications and letters) or the need to promptly inform the Company’s independent registered public accounting firm of such issues.  The Company’s Board of Directors has adopted the recommendations of the investigation report, which are designed to remedy these deficiencies.  The Company’s independent registered public accounting firm has advised the Company that certain of the Company’s control deficiencies represent reportable conditions that collectively are considered material weaknesses.

As part of the Company’s response to the report, Tom Fish, who has served since August 1999 as the President of Anvil International, Inc., the Company’s piping systems product segment, has been appointed interim Chief Financial Officer of the Company.  Prior to that position, Mr. Fish had been Vice President of Finance and Administration for a predecessor of the Company from 1992 to 1996.  Mr. Fish replaces Darrell Jean, who is currently engaged in discussions with the Company about alternative management positions at the Company.

The Company expects that completion of the financial statements and annual reports by the Company and Mueller Group will continue to be delayed to permit Mr. Fish to review and approve the Company’s work to-date and be in a position to certify the financial statements as required by the Sarbanes-Oxley Act.  The Company anticipates that it will be in a position to file the annual reports within the next 30-60 days, but there can be no assurances that the financial statements will be completed during such time.

Waiver under Credit Facility

Mueller Group will seek a waiver until March 31, 2005 under its credit facility with regard to the delay in providing its lenders with Mueller Group’s 2004 audited financial statements and the restatement.  In addition, because Mueller Group will be unable to file quarterly reports until it has completed its annual report on Form 10-K, Mueller Group also will seek a waiver so that its quarterly financials for the quarter ended January 1, 2005 may be provided and filed at the same time as the 2004 annual financials or shortly thereafter.  Failure to file the Annual Reports on Form 10-K by January 13, 2005 constituted defaults under the Company’s indenture and Mueller Group’s indentures.  The Company is not seeking waivers from its bondholders at this time.  The Company and Mueller Group will endeavor to remedy any defaults by filing the Forms 10-K and subsequent Forms 10-Q within the applicable grace periods under these debt instruments.

Use of Non-GAAP Financial Information/EBITDA

EBITDA is defined as net income (loss) plus income tax expense, interest expense and early debt repayment costs (not net of interest income), depreciation and amortization expense and stock compensation charges that were non-cash or incurred in connection with our April recapitalization. We present EBITDA because we consider it an important supplemental measure of our performance since it measures our operating performance before interest expense and early debt repayment costs (which are subject to significant variation in prior years due to changes in our capital structure). A tabular reconciliation of EBITDA to net income for the year ended September 30, 2004 is set forth below.  The non-GAAP financial information should be considered in addition to, and not as a substitute for, the financial information provided and presented in accordance with GAAP.  Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP.

RECONCILIATION OF PRELIMINARY ESTIMATED EBITDA TO U.S. GAAP NET INCOME

(In millions, unaudited)

Year ended
September 30,
2004

GAAP Net Income	$35
Income Taxes	15
Interest and Early Debt Repayment	65
Depreciation and Amortization	65
Stock Compensation	20
EBITDA	$200

About Mueller Water Products, Inc.

Mueller Water Products, Inc. is a leading North American manufacturer of a broad range of flow control products for use in water distribution, water and wastewater treatment facilities, gas distribution systems and piping systems and maintains a large installed base of products, including approximately three million fire hydrants and eight million iron gate valves in the United States. We operate through two business units: our water infrastructure products segment, a leading manufacturer of hydrants, valves and other products for use in water and gas distribution systems; and our piping systems products segment, a leading manufacturer of fittings, pipe hangers and other products for use in piping systems applications.  Our products are sold to a wide variety of end-users, including municipalities, publicly and privately owned water and wastewater utilities, gas utilities and construction contractors.

Forward-Looking Statements

The statements made in this press release that are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  A forward-looking statement is usually identified by our use of certain terminology including “believes,” “expects, “may,” “will,” “should,” “seeks,” “anticipates” or “intends” or by discussions of strategy or intentions.  A number of factors could cause our actual results, performance, achievements or industry results to be very different from the results, performance or achievements expressed or implied by those forward-looking statements. These factors include, but are not limited to: the competitive environment in our industry in general and in the sectors of the flow control product industry in which we compete; economic conditions in general and in the sectors of the flow control product industry in which we compete; changes in, or our failure to comply with, federal, state, local or foreign laws and government regulations; liability and other claims asserted against our company; changes in operating strategy or development plans; the ability to attract and retain qualified personnel; our significant indebtedness; changes in our acquisition and capital expenditure plans; technology shifts away from our technological strengths; and unforeseen interruptions with our largest customers.

In addition, forward-looking statements depend upon assumptions, estimates and dates that may not be correct or precise and involve known and unknown risks, uncertainties and other factors. Given these uncertainties, you are warned not to rely on the forward-looking statements. We are not undertaking any obligation to update these factors or to publicly announce the results of any changes to our forward-looking statements due to future events or developments.

For investor inquiries, please call Walt Smith, Treasurer (217-425-7320).

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